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EXHIBIT 99.5

                        VASO ACTIVE PHARMACEUTICALS, INC.

                        POLICIES AND PROCEDURES REGARDING
                         SHAREHOLDER COMMUNICATIONS WITH
                                       THE
                               BOARD OF DIRECTORS

I.       Policies

         A. The intent of the Vaso Active Pharmaceuticals, Inc. (the "Company") Board of Directors (the "Board") is to foster open communications with its shareholders regarding issues of a legitimate business purpose affecting the Company. Shareholders need to be aware of the following when submitting correspondence to the Board:

                  1. The Board will not respond to or act upon any shareholder correspondence that pertains to the solicitation of services or products (for use by the Company or the Board) conducted by or obtained from the security holder or any entity with which the shareholder has an affiliation;

                  2. Shareholders should follow the rules adopted under the Securities Exchange Act of 1934 ("Exchange Act") and the procedures disclosed within the Company's bylaws and proxy statement to submit shareholder proposals intended for inclusion in the Company's proxy statement for the next annual meeting of shareholders; and

                  3. Shareholders should follow the procedures described within the Company's proxy statement or other Exchange Act filings to submit board of director nominations.

II.      Procedures

         A. Communications from Shareholders should be in the form of written correspondence, and should be sent via registered mail or overnight delivery service to the Company's corporate office, care of the Corporate Secretary. Electronic submissions of shareholder correspondence will not be accepted. The correspondence shall include supporting documentation evidencing the shareholder's security holdings in the Company.

         B. Each Board member is willing to accept correspondence. The Corporate Secretary will forward correspondence addressed directly to an individual Board member to that Board member without a screening process, with a copy of the correspondence provided to the Chairman of the Board.

         C. Any correspondence received by the Company that is addressed generically to the "Board of Directors" will be forwarded to the Chairman of the Board. If the Chairman of the Board is not an "independent" director, a copy will be sent to the Chairman of the Audit Committee. Any correspondence addressed to a particular director or to a Chairman of a Board Committee will be forwarded to that person.

         D. The recipient of any such communications may share it with other members of the Board of Directors, members of management and/or their advisers.